Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
Manhattan Bridge Capital, Inc

We hereby consent to the incorporation by reference in the Registration Statements of Manhattan Bridge Capital, Inc. on Forms S-8 (#333-82374, #333-127424 and #333-163105) of our report dated March 16, 2010, on the consolidated balance sheets of Manhattan Bridge Capital, Inc. and Subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended, as appearing in the annual report on Form 10-K of Manhattan Bridge Capital, Inc. for the year ended December 31, 2009.

By: /s/ Hoberman, Miller, Goldstein & Lesser, P.C

Hoberman, Miller, Goldstein & Lesser, P.C
New York, New York

March 16, 2010